Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
(650) 940-4700

December 18, 2009

Mountain View, California

Ruediger Naumann-Etienne Appointed to

IRIDEX Board of Directors

IRIDEX Corporation (NASDAQ: IRIX) announced today the appointment of Ruediger Naumann-Etienne to its Board of Directors.

“Rudi brings to our Board 25 years of experience in growing medical device companies,” said Theodore A. Boutacoff, President and CEO of IRIDEX, “beginning in the investment banking field with Hambrecht & Quist followed by CEO/President positions with Diasonics, OEC Medical Systems and Quinton Cardiology Systems. Rudi has also made contributions on a number of public company boards including Bio-Rad Laboratories (BIO), Varian Medical Systems (VAR), Encision (ECIA) and Laserscope (LSCP). We believe his medical device industry and operational experience will be valuable to IRIDEX and look forward to his contributions.”

Dr. Naumann-Etienne, 63, has been the owner and Managing Director of Intertec Group, an investment company specializing in the medical device field, since 1989. He has been the Chairman of Cardiac Science (CSCX) since 2006. From 2000 to 2005, Dr. Naumann-Etienne served as Chairman of Quinton Cardiology Systems, one of the predecessor companies of Cardiac Science. From 2000 to 2003, he also served as Chief Executive Officer of this company. From 1993 until 1999, Dr. Naumann-Etienne was Chairman of OEC Medical Systems, a manufacturer of fluoroscopic imaging systems and from 1987 to 1990 he was President and Chief Operating Officer of Diasonics, a manufacturer of diagnostic imaging equipment. Dr. Naumann-Etienne is also currently a director of Varian Medical Systems and Encision Inc.

“I have been following IRIDEX for many years and am looking forward to working with the Board and Management to support the Company’s growth plans,” commented Dr. Naumann-Etienne.

Dr. Naumann-Etienne holds a Ph.D. in International Finance from the University of Michigan. He received a Master’s Degree in Industrial Management from the Georgia Institute of Technology and did his undergraduate studies in Business Administration at the Technical University Berlin, Germany.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the contributions and benefits IRIDEX may receive as a result of Dr. Naumann-Etienne becoming a member of IRIDEX’ Board of Directors. Please see a detailed description of certain other risks relating to IRIDEX contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 3, 2009 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.